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                                                                    Exhibit 99.1

         Inamed Corp. Announces Status of Lap-Band System PMA Filing.

SANTA BARBARA, Calif.- (BUSINESS WIRE) - March 27, 2000 - Inamed Corp. (Nasdaq:
IMDC-news) today announced that the Food and Drug Administration has completed an initial review, and has accepted for filing, the pre-market approval (PMA) application for the Lap-Band(R) Adjustable Gastric Banding System, an obesity treatment device which is manufactured by Inamed's BioEnterics Corp. subsidiary.

This filing was made on February 9, 2000, following several years of extensive clinical testing in the United States and abroad. The Lap-Band(R) System is currently being sold commercially in various international markets, including Europe, Australia and Mexico, with more than 40,000 patients receiving this implant device since 1993.

The Lap-Band(R) System is designed to enable extremely obese people to achieve - and maintain - significant weight loss, and thereby dramatically improve their quality of life.

Inamed has also been advised by the FDA that an advisory panel will be convened to hold a public hearing in June 2000, at which time the PMA filing will be formally reviewed and considered by the panel.

Inamed is a global surgical and medical device company engaged in the development manufacturing and marketing of products for the plastic and reconstructive surgery, aesthetic medicine and obesity markets.

Inamed sells a variety of lifestyle products used to make people look younger and more attractive including breast implants for cosmetic augmentation and collagen-based facial implants to correct facial wrinkles and to improve lip definition.

Inamed also sells products that address women's health issues, including breast implants for reconstructive surgery following radical mastectomies, and devices that treat severe obesity and urinary incontinence.

Contact:

     Inamed Corp.
     Ilan Reich/Michael Dory, 212/273-3430